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                                                                                           EXHIBIT 11.1

                                          VALERO ENERGY CORPORATION AND SUBSIDIARIES
                                               COMPUTATION OF EARNINGS PER SHARE
                                       (Thousands of Dollars, Except Per Share Amounts)

                                                       Three Months Ended              Nine Months Ended
                                                          September 30,                   September 30,
                                                      1996            1995            1996            1995

COMPUTATION OF EARNINGS PER
 SHARE ASSUMING NO DILUTION:
   Net income. . . . . . . . . . . . . . . . . . . $   13,146      $   22,630      $   53,901      $   46,911
   Less:  Preferred stock dividend requirements. .     (2,844)         (2,967)         (8,526)         (8,895)

   Net income applicable to common stock . . . . . $   10,302      $   19,663      $   45,375      $   38,016

   Weighted average number of shares of
     common stock outstanding. . . . . . . . . . . 43,983,599      43,681,606      43,877,733      43,632,905

   Earnings per share assuming no dilution . . . . $      .23      $      .45      $     1.03      $      .87

COMPUTATION OF EARNINGS PER
 SHARE ASSUMING FULL DILUTION:
   Net income. . . . . . . . . . . . . . . . . . . $   13,146      $   22,630      $   53,901      $   46,911
   Less:  Preferred stock dividend requirements. .     (2,844)         (2,967)         (8,526)         (8,895)
   Add:  Reduction of preferred stock
     dividends applicable to the assumed
     conversion of Convertible Preferred Stock . .      2,695           2,695           8,086           8,086

   Net income applicable to common stock
     assuming full dilution  . . . . . . . . . . . $   12,997      $   22,358      $   53,461      $   46,102

   Weighted average number of shares of
     common stock outstanding. . . . . . . . . . . 43,983,599      43,681,606      43,877,733      43,632,905
   Weighted average common stock
     equivalents applicable to stock options . . .    229,801         401,255         407,319         371,228
   Weighted average shares issuable upon
     conversion of Convertible Preferred Stock . .  6,381,798       6,381,798       6,381,798       6,381,798

   Weighted average shares used for computation. . 50,595,198      50,464,659      50,666,850      50,385,931

   Earnings per share assuming full dilution . . . $      .26<F1>  $      .44<F2>  $     1.06<F1>  $      .91<F1>

<F1>
This calculation is submitted in accordance with paragraph 601(b)(11) of Regulation S-K although it is contrary to APB Opinion No. 15 because it produces an antidilutive result.

<F2>
This calculation is submitted in accordance with paragraph 601(b)(11) of Regulation S-K although it is not required by APB Opinion No. 15 because it results in dilution of less than 3%.

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